ADDENDUM TO SERIES 2009 SECURED NOTE DUE SEPTEMBER 8, 2010

This addendum, dated as of September 8, 2010 (the "Addendum") is made by and between Hero Capital Profits Limited, a British Virgin Islands company with offices at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Maker”), and Precursor Management Inc., a corporation organized under the laws of the British Virgin Islands, with offices at 2702-03, 27/F, Goldlion Digital Network Center, 138 Tiyu Road East, Tianhe, Guangzhou, P.R. China (the "Holder").  This document is to be read in conjunction with the Series 2009 Secured Note due March 8, 2010 (the “Note”) executed by both parties on or about September 9, 2009.  The remaining balance of the Note as of date of this Addendum is $318,375. This Addendum incorporates by reference and supplements the Note and the parties hereby agree to amend the Note as follows:

1.            Extension of the Maturity Date

The Maturity Date of the Note shall be extended to March 8, 2011.

2.           Waiver of A Default Penalty

a)           Section 5. Events of Default shall hereby be amended as follows:

Section 5.          Events of Default. "Event of Default" wherever used herein, means the breach of any covenant hereof (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body). Upon the occurrence of an Event of Default, which Event of Default is not cured within ten (10) days after its occurrence and reasonable extension of time should be granted if the said event of default is likely to be successfully cured by such grant of extension of time , failing which, the sum of Four Hundred and Fifty Thousand and 00/100 Dollars ($450,000.00) shall be immediately due and payable to the Holder, together with a default penalty in the amount of Forty-five Thousand Dollars ($45,000), and thereupon default interest shall begin to accrue at the annual rate of eighteen (18%) percent per annum and the Holder shall be entitled to all remedies under law and as set forth in the Guarantee or the Pledge Agreement.

b)          The Holder hereby waives any default arising out of any failure by Maker to make payments of interest, principal or other amounts on or prior to the originally scheduled Maturity Date of the Note.

3.            All other terms and conditions under the Note shall remain unchanged and remain in full force and effect.

4.           All terms and conditions set forth under the Guaranty, dated September 9, 2009,  made by Man Shing Agricultural Holdings, Inc. (the "Guarantor"), in favor of Precursor Management Inc. (the "Lender"), in connection with the Note shall remain unchanged and remain in full force and effect.

5.            All terms and conditions set forth under the Stock Pledge Agreement, dated September 9, 2009, made by Precursor Management Inc. (the "Secured Party"), and Eddie Cheung, a Hong Kong individual representing Mr. Liu Shi Li, an individual residing in the Peoples’ Republic of China (Mr. Cheung and Mr. Liu are collectively referred to herein as the “Pledgor"), in connection with the Note shall remain unchanged and remain in full force and effect.

IN WITNESS WHEREOF, the Maker and the Holder have caused this Addendum to be duly executed and delivered individually or by their officers thereunto duly authorized as of the date first written above.

HERO CAPITAL PROFITS LIMITED (“Maker”)

By:	/s/ Eddie Cheung
Name:	Eddie Cheung
Title:	Authorized Representative

PRECURSOR MANAGEMENT, INC. (“Holder”)

By:	/s/ Chen Li
Name:	Chen Li
Title:	Authorized Representative